U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1.   Name and Address of Reporting Person

     Tyrone J. Fairbanks
     125 Grogan's Point Road
     The Woodlands, TX 77380

2.   Issuer Name and Ticker or Trading Symbol

     Fortune Natural Resources Corporation - FPX

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     January, 1998

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to issuer (Check all applicable)
     (X)  Director  ( )  10% Owner  (X)  Officer (give title below)
     ( )  Other (specify below)

     President and Chief Executive Officer

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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of   |2. Transaction |3. Transaction  |4. Securities          | 5. Amount of        |6. Ownership Form:|7. Nature of
   Derivative |   Date        |   Code         |   Acquired (A) or     |    Securities       |    Direct (D) or |   Indirect
   Security   |               |                |   Disposed of (D)     |    Beneficially     |    Indirect (I)  |   Beneficial
              |   (Month/Day/ |   (Instr. 8)   |   Instr. 3, 4 and 5)  |    Owned at End     |                  |   Ownership
              |    Year)      |        |       |        | (A) or|      |    of Month         |                  |
              |               |  Code  |  V    | Amount | (D)   | Price|    (Instr. 3 and 4) |    (Instr. 4)    |   (Instr. 4)
-------------- --------------  ----------------  ----------------------  ------------------   -----------------  --------------

Common Stock   01/22/98        T                 2,017     A      $2.35   3,080               I                  401(k)Plan

Common Stock                                                             21,442               D (unchanged)





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TABLE II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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1.Title  |2.Conver-   |3.Trans- |4.Transac- |5.Number of   |6.Date Exer-   |7.Title and     |8.Price|9.Number  |10.Owner- |11.Nature
  of     |  sion or   |  action |  action   |  Derivative  |  cisable and  |  Amount of     | of    |  of      |   ship   |   of In-
  Deriva-|  Exercise  |  Date   |  Code     |  Securities  |  Expiration   |  Underlying    | Deriv-|  Deriv-  |   Form of|   direct
  tive   |  Price of  |         |           |  Acquired (A)|  Date         |  Securities    | ative |  ative   |   Deriv- |   Bene-
  Secur- |  Derivative|         |           |  or Disposed |               |                | Secur-|  Secur-  |   ative  |   ficial
  ity    |  Security  |  (Month/|  (Instr.  |  of (D)      |               |  (Instr. 3     | ity   |  ities   |   Secu-  |   Owner-
  (Instr.|            |   Day/  |    8)     |              |  (Month/Day/  |  and 4)        |       |  Bene-   |   rity:  |   ship
   3)    |            |   Year) |           |  (Instr. 3,  |  Year)        |                |(Instr.|  ficially|   Direct |
         |            |         |           |   4 and 5)   |               |                |  5)   |  Owned   |   (D) or |  (Instr.
         |            |         |           |              |               |                |       |  at End  |   Indi-  |    4)
         |            |         |           |              |               |      |Amount   |       |  of Month|   rect   |
         |            |         |           |              |Date   |Expira-|      |or       |       |  (Instr. |   (I)    |
         |            |         |     |     |     |        |Exer-  |tion   |      |Number   |       |    4)    |  (Instr. |
         |            |         |Code | V   |(A)  | (D)    |cisable|Date   |Title |of Shares|       |          |   4)     |
--------  -----------  --------- ----------  -------------  --------------- ---------------  ------- ---------- ---------- ---------

Stock                                                                                                120,000    D(1) (unchanged)
Options

Stock                                                                                                206,999    D(1) (unchanged)
Options

Stock                                                                                                 80,000    D(1) (unchanged
Options


Explanation of Responses:
(1) These securities are listed separately since the terms and expiration dates differ.


SIGNATURE OF REPORTING PERSON

/s/ Tyrone J. Fairbanks
-----------------------------

DATE

February 2, 1998